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                                                                     EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT


LexaLite International Corporation, a Delaware corporation


Agricultural Products, Inc., a California corporation


KVP Falcon Plastic Belting, Inc., a California corporation


Manchester Plastics Co., Inc., a California corporation


Ny-Glass Plastics, Inc., a California corporation


Falcon Belting, Inc., an Oklahoma corporation


Calnetics Corporation, a California corporation


Summa Industries, Inc., a Burmada corporation


Fullerton Holdings, Inc., a California corporation


Plastron Industries, Inc., a Delaware corporation


Broadview Injection Molding, Inc., a Delaware corporation